EXHIBIT 11

                         WESTWOOD FINANCIAL CORPORATION

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                    Three Months Ended            Six Months Ended
                                    September 30, 1995            September 30, 1996
                                    ------------------            ------------------


      Net Loss  ....................       ($150,000)            $  19,000
                                           =========              ========


      Primary and fully diluted

      Average shares outstanding....         646,700               549,038
                                             =======               =======


      Per share amount..............          ($0.23)            $    0.03
                                              ======                ======



Earnings per share of common stock for the three and six months ended September 30, 1996 have been determined by dividing net income for the six month period by the weighted average number of shares of common stock outstanding.